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                                                                    EXHIBIT 12.2

PROLOGIS
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------------------
                                                            2000         1999         1998         1997         1996
                                                         ----------   ----------   ----------   ----------   ----------

Net Earnings from Operations                             $  236,221   $  161,570   $  102,936   $   38,832   $   79,384
Add:
     Interest Expense                                       172,191      170,746       77,650       52,704       38,819
                                                         ----------   ----------   ----------   ----------   ----------

Earnings as Adjusted                                     $  408,412   $  332,316   $  180,586   $   91,536   $  118,203
                                                         ==========   ==========   ==========   ==========   ==========


Combined Fixed Charges and Preferred Share
     Dividends:
     Interest Expense                                    $  172,191   $  170,746   $   77,650   $   52,704   $   38,819
     Capitalized Interest                                    18,549       15,980       19,173       18,365       16,138
                                                         ----------   ----------   ----------   ----------   ----------

         Total Fixed Charges                                190,740      186,726       96,823       71,069       54,957

     Preferred Share Dividends                               56,763       56,835       49,098       35,318       25,895
                                                         ----------   ----------   ----------   ----------   ----------

Combined Fixed Charges and Preferred Share
     Dividends                                           $  247,503   $  243,561   $  145,921   $  106,387   $   80,852
                                                         ==========   ==========   ==========   ==========   ==========

Ratio of Earnings, as Adjusted to Combined Fixed
     Charges and Preferred Share Dividends                      1.7          1.4          1.2          (a)          1.5
                                                         ==========   ==========   ==========   ==========   ==========



(a) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $14.9 million.